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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
CKE Restaurants, Inc. and Subsidiaries:

     We consent to incorporation by reference in the Registration Statements (Nos. 33-56313, 33-55337, 333-12399, 33-53089-01, 2-86142-01, 33-31190-01 and
33-12401) on Forms S-8 of CKE Restaurants, Inc. and Subsidiaries of our report dated March 17, 1998, relating to the consolidated balance sheets of CKE Restaurants, Inc. and Subsidiaries as of January 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 1998, which report appears in the January 31, 1998 Annual Report on Form 10-K of CKE Restaurants, Inc. and Subsidiaries.

                                          KPMG Peat Marwick LLP

Orange County, California
April 23, 1998